Exhibit (12)


                        PHH CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                         Year Ended April 30
                                                   1996           1995           1994          1993         1992
                                                   ----           ----           ----          ----         ----
Income from continuing operations
     before income taxes                      $ 139,148      $ 121,318      $ 109,796     $  94,238   $   83,117
Add:
     Interest expense                           252,966        194,196        162,108       193,935      237,058
     Interest portion of rentals*                 7,840          8,065          9,088         8,456        8,665
                                              ---------      ---------      ---------     ---------   ----------
Earnings available for fixed charges          $ 399,954      $ 323,579      $ 280,992     $ 296,629   $  328,840
                                              =========      =========      =========     =========   ==========

Fixed charges:
     Interest expense                         $ 252,966      $ 194,196      $ 162,108     $ 193,935   $  237,058
     Interest portion of rentals*                 7,840          8,065          9,088         8,456        8,665
                                              ---------      ---------      ---------     ---------   ----------
                                              $ 260,806      $ 202,261      $ 171,196     $ 202,391   $  245,723
                                              =========      =========      =========     =========   ==========

Ratio of earnings to fixed charges                 1.53           1.60           1.64          1.47         1.34
                                              =========      =========      =========     =========   ==========


* Amounts   reflect   a   one-third  portion  of  rentals,  the  portion  deemed
  representative of the interest factor.


Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.

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